Exhibit 99.1

News Release
170 Mt. Airy Road
Basking Ridge, NJ 07920

Hooper Holmes
James Calver
Chief Executive Officer
(908) 766-5000
Financial Dynamics
Investors: John Capodanno
Media: Jonathan Birt
212-850-5600

HOOPER HOLMES ANNOUNCES FIRST QUARTER 2007 RESULTS

BASKING RIDGE, NJ, May 10, 2007, Hooper Holmes, Inc. (AMEX:HH), a leading provider of risk assessment services to the insurance industry, today announced financial results for the first quarter ended March 31, 2007.

For the three months ended March 31, 2007, total revenues decreased 6% to $72.5 million compared to $76.8 million in the first quarter of 2006. The Company recorded a net loss of $1.7 million, or $(0.02) per share, compared to a net loss of $1.4 million or $(0.02) per share in the first quarter of 2006. The first quarter 2007 net loss includes restructuring and other charges totaling $0.5 million. The net loss in the prior year included $1.3 million of restructuring and other charges.

First Quarter 2007 Results by Division

Health Information Division (HID)
The Company’s Health Information Division reported a decrease in first quarter revenues to $64.6 million compared to $68.6 million in 2006, due primarily to continued weakness in the Company’s core paramedical business.

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Portamedic revenues decreased 7% to $39.6 million, compared to $42.6 million in the first quarter of 2006. The decrease is a result of fewer paramedical exams being completed during the quarter, partially offset by an increase in average revenue per exam.

•	Infolink reported revenues of $6.9 million, a decrease of 14% compared to $8.1 million in the first quarter of 2006, primarily attributable to a decrease in attending physician statement (APS) orders.

•	Heritage Labs revenues decreased 4% to $4.6 million compared to $4.8 million in the same period of 2006, the result of testing fewer specimens.

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Underwriting Solutions (formerly Mid-America Agency Services) revenues increased 5% to $3.8 million compared to $3.6 million in the first quarter of 2006, the result of increased volume in outsourced underwriting cases.

•	Medicals Direct Group revenues were $9.7 million, a decrease of 9% before the impact of favorable foreign exchange.

Claims Evaluation Division (CED)
The CED reported first quarter revenues of $7.9 million, a decrease of 4% compared to $8.2 million in the first quarter of 2006. The decrease was primarily the result of continued declines in independent medical exams and peer reviews from current customers.

Strategic Operations Review

The Company is in the process of implementing a number of initiatives to significantly reduce expenses and generate incremental revenues. These initiatives are the outcome of the Company’s strategic operations review completed in September 2006. The majority of the initiatives are expected to be completed by December 31, 2007, with full implementation by year-end 2008. Upon full implementation, these initiatives are expected to result in approximately $17.5 million of additional annual operating income, comprised of $11.5 million in annual cost reductions and approximately $6.0 million of additional operating income from new revenue initiatives.

James Calver, Chief Executive Officer of Hooper Holmes, commented, “As we have said in the past, at this stage of our three-phase turnaround, we are focused on slowing our revenue decline and improving business performance. Our first quarter results showed improvements in several areas, both year-over-year and sequentially from the fourth quarter of 2006. On a year-over-year basis, our gross margin improved by 200 basis points in comparison to the first quarter of 2006 despite the decline in revenues. Much of this margin improvement is attributable to the implementation of cost reduction initiatives identified in our strategic review. On a sequential basis, revenues increased 2%, our gross margin improved and our operating loss for the quarter was significantly reduced.”

* * * * *

The company will host a conference call, on Thursday, May 10, 2007 at 11:00 a.m. Eastern Time to discuss their first quarter 2007 financial results.

To participate in the conference call, please dial (888) 790-3758 or (210) 839-8398, passcode: Hooper Holmes. A live web cast will be hosted on the Company’s web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available through May 24, 2007, by dialing (800) 810-4036 or (402) 280-1623.

Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through our extensive network of offices in the United States and the United Kingdom.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements included in this press release include, without limitation, those concerning the anticipated effect of the Company’s implementation of the initiatives resulting from its Strategic Operations Review, as well as contemplated new service offerings. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; the rate of life insurance application activity; and our ability to limit or avoid any loss of revenues in connection with the elimination of the geographic overlap among some of our Portamedic branch offices. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 15, 2007. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

-TABLES FOLLOW-

HOOPER HOLMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
(unaudited)

	Three Months ended March 31,
	2007	2006

Revenues	$72,498	$76,802
Cost of operations	53,939	58,702
Gross profit	18,559	18,100
Selling, general and administrative expenses	19,484	18,959
Restructuring and other charges	513	1,269
Operating loss	(1,438)	(2,128)
Other income (expense):
Interest expense	(89)	(88)
Interest income	22	38
Other expense, net	(99)	(116)
	(166)	(166)
Loss before income taxes	(1,604)	(2,294)

Income tax (benefit) provision	73	(943)

Net loss	$(1,677)	$(1,351)

Loss per share:
Basic and Diluted	$(0.02)	$(0.02)

Weighted average number of shares:
Basic and Diluted	68,061,631	66,196,745

Hooper Holmes, Inc.
Consolidated Balance Sheets
(in thousands except share data)
(unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$329	$7,941
Accounts receivable, net	42,089	37,584
Income tax receivable	3,189	3,209
Other current assets	5,908	5,139
Total current assets	51,515	53,873

Property, plant and equipment, net	15,940	15,839
Goodwill	5,702	5,702
Intangible assets, net	8,210	8,721
Deferred income taxes	312	310
Other assets	461	570
Total assets	$82,140	$85,015

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,354	$13,294
Accrued expenses	21,554	20,961
Total current liabilities	32,908	34,255

Other long term liabilities	1,131	2,332

Stockholders' equity:
Common stock, par value $.04 per share; authorized 240,000,000	2,739	2,717
shares, issued 68,464,474 and 67,933,274 shares
as of March 31, 2007 and December 31, 2006, respectively.
Additional paid-in capital	116,778	115,465
Accumulated other comprehensive income	1,565	1,550
Accumulated deficit	(72,910)	(71,233)
	48,172	48,499
Less: Treasury stock at cost, 9,395 shares as of March 31, 2007
and December 31, 2006.	71	71
Total stockholders' equity	48,101	48,428
Total liabilities and stockholders' equity	$82,140	$85,015